BURDETT, MORGAN & THOMAS, LLP

ATTORNEYS AT LAW
THOMAS L. BURDETT, P.C.	3423 S. SONCY RD., SUITE 300 AMARILLO, TEXAS 79119 PHONE (806) 358-8116 FAX (806) 358-3154 FAX (806) 358-1901	CERTIFIED - TEXAS BOARD OF LEGAL SPECIALIZATION
GERALD G. MORGAN, JR., P.C. (a)
PAUL H. WILLIAMSON, P.C.		(a) ESTATE PLANNING & PROBATE LAW
TODD W. BOYKIN, P.C. (b,c)		(b) COMMERCIAL REAL ESTATE LAW
JEFFREY S. EGGLESTON, P.C.		(c) RESIDENTIAL REAL ESTATE LAW
WYATT L. BROOKS, P.C. (d)		(d) CIVIL TRIAL LAW
LEWIS COPPEDGE, P.C. (e)		(e) PERSONAL INJURY TRIAL LAW
JASON D. MEREDITH
SAMUEL S. KARR (f)		(f) ALSO LICENSED IN ARKANSAS
AUSTIN C. EVANS
AIMEE L. VAN WINKLE

WARLICK THOMAS (RET. 1999)

July 2, 2003

Church Loans & Investments Trust
5305 I-40 West
Amarillo, Texas 79106

RE:      Registration of 7,000,000 Certificates of Beneficiary Interest ("Shares") of Church Loans & Investments Trust ("Church Loans")

Dear Sirs:

         We have acted as federal income tax counsel to Church Loans in connection with the issuance by Church Loans of up to 7,000,000 shares of it's Certificates of Beneficial Interest. In that capacity, you have requested our opinion regarding the ability of Church Loans to elect to be treated for the United States federal income tax purposes as a real estate investment trust (a "REIT") within the meaning of Section 856(a) of the Internal Revenue Code of 1986, as amended ("the Code").

         In rendering this opinion, we have relied upon statements contained in certificates or letters to us from Church Loans dated July 2, 2003 and delivered in connection with this opinion ("the Representation Letters").  We have assumed, without independent verificationor inquiry, that the statements made in the Representation Letters are true and correct and that the Representation Letters have been executed by an appropriate and authorized officer of Church Loans.

         In connection with this opinion, we have reviewed copies of the Registration Statement on Form S-11 ("the Registration Statement"), filed by Church Loans under the Securities Act of 1933, as amended, and the related Prospectus in the form in which it has been filed with the SEC, including the documents incorporated by referenced therein, and have reviewed and relied upon originals or copies of such other agreements and documents as we have deemed necessary or appropriate for the purposes of the opinions rendered herein.  In performing such review, we have assumed the genuineness of all signatures on all documents reviewed by us, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents.  In making our

Church Loans & Investments Trust
July 1, 2003

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examination of any documents executed, or to be executed, by the parties indicated therein, we have also assumed, without independent verification or inquiry, that each party has, or will have, the power, to enter into and perform all obligations thereunder, and have assumed that due authorization by all requisite action, and the execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid and binding obligations of each party, and that the transactions contemplated by such documents will be consummated in accordance with the terms thereof.

         Based upon the foregoing, and reliance thereon and subject to the qualifications, exceptions and limitations contained herein, we are of the opinion that Church Loans is owned and organized in conformity with the requirements for qualification and taxation as a REIT under the Code and it's method of operation, both historically and proposed, will enable it to meet the requirements for qualification and taxation as a REIT under the Code.

         Qualification of Church Loans as a REIT will depend upon the satisfaction by Church Loans, through actual operating results, distribution levels, diversity of stock ownership and otherwise, of the applicable asset composition, source of income, shareholder diversification, distribution, record-keeping and other requirements of the Code necessary for Church Loans to continue to qualify as a REIT.    No assurance can be given that the actual results of Church Loans' operations for a taxable year will satisfy all such requirements.  We do not undertake to monitor whether Church Loans actually will satisfy these various qualification tests, and we express no opinion as to whether Church Loans actually will satisfy these various qualification tests.

         We confirm that the statements contained in the Prospectus under the caption "Federal Income Tax Considerations" insofar as such statements constitute a summary of the legal matters referred to therein, have been reviewed by us and are correct in all material respects.

         This opinion is based upon the Code, existing proposed treasury regulations promulgated thereunder, judicial authorities and current administrative rulings, and such other laws and authorities as we have deemed relevant and necessary, all of which are subject to change, possibly with retroactive effect, and differing interpretation.  There can be no assurance, moreover, that the opinion expressed herein will be accepted by the Internal Revenue Service, or if challenge in a court of law.  A change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations, covenants, or assumptions on which this opinion is based could adversely affect the conclusion set forth herein. This opinion is expressed as of the date hereof, and we undertake no obligation to supplement or revise our opinion to reflect any changes in applicable law (including changes that have retroactive affect) or in any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.  We have not considered and do not express any opinion other than that expressly set forth above.  Nor have we addressed the consequences, if any, under the laws of any state, locality or foreign jurisdiction.

         We hereby consent to the use of this letter as an exhibit to the Registration Statement and the use of our name under the heading "Federal Income Tax Considerations" in the Prospectus.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations promulgated thereunder.

Church Loans & Investments Trust
July 1, 2003

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Sincerely yours, Burdett, Morgan & Thomas, L.L.P. BY: /s/ Gerald G. Morgan, Jr. Gerald G. Morgan, Jr.